PRESS RELEASE

FOR IMMEDIATE RELEASE


CONTACT: Mark W. Jaindl (mjaindl@pcbanker.com)        Phone:        610-366-1800
         American Bank, Inc.                          Toll-Free:    888-366-6622
         President and Chief Executive Officer        Fax:          610-366-1900

                  American Bank Reports First Quarter Earnings

Allentown, PA, April 11, 2007 - American Bank Incorporated (NasdaqCM: AMBK), the parent company of American Bank, today announced earnings for the quarter ended March 31, 2007. Net income for the quarter was $759,000, or $0.12 per diluted share, an increase from $738,000 or $0.10 per diluted share for the same period in the prior year. Net interest income for the quarter ended March 31, 2007 was $2.3 million, a decrease of $279,000 from the prior year quarter ended March 31, 2006. The decrease in net interest income was a result of a decrease in average interest-earning assets of $23.5 million to $484.6 million at March 31, 2007 and a 13 basis point decline in net interest margin to 1.93% at March 31, 2007, a consequence of the continued inverted Treasury yield curve. Total assets were $504.4 million at the end of the quarter, while total deposits increased to $384.6 million. Non-interest income increased by $290,000 to $407,000 for the quarter ended March 31, 2007, compared to $117,000 for the quarter ended March 31, 2006. The increase was primarily the result of gains realized on sales of securities of $194,000 in the current quarter compared to a net loss of $90,000 for the same period in 2006. Non-interest expense increased $110,000, to $1.6 million during the quarter ended March 31, 2007, compared to $1.5 million for the quarter ended March 31, 2006. The increase in non-interest expense was partially the result of a new assessment for FDIC insurance of $48,000 and expenses relating to the previously announced deregistration of $42,000.

In addition to the release of first quarter earnings, President and CEO Mark W. Jaindl stated, "On April 2, 2007, Conestoga Bancorp, Inc. closed on the purchase of PSB Bancorp, Inc. at a price of $16.72 per share. On that date, American Bank, Inc. held 321,643 shares of PBS Bancorp, Inc. stock and will realize an after-tax gain on the sale of approximately $1.6 million in the second quarter of 2007."

On March 20, 2007, the Board of Directors of American Bank, Inc. declared a quarterly dividend of $0.05 per share of common stock to shareholders of record on April 13, 2007 and payable on April 27, 2007. American Bank will also continue its Dividend Reinvestment Plan, which allows shareholders to purchase additional shares of American Bank, Inc. common stock at a 5% discount to the average of the closing "bid" and "ask" price on the Record Date.

In a continued effort to enhance shareholder value, on February 8, 2007, the Board of Directors of American Bank, Inc. announced that it had approved a plan to deregister the Company's common stock with the Securities and Exchange Commission ("SEC"). The decision to deregister the Company was made by the Board after careful consideration and review of the costs and burdens related to remaining a public company, including compliance with provisions of Sarbanes Oxley, specifically SOX 404. The deregistration of the Company's common stock will allow the Board and management to focus their time and efforts on the long-term growth and profitability of the Company, and will have an immediate positive impact on earnings as it will result in the avoidance of future costs and the reduction of current costs totaling approximately $275,000 annually. It is expected that a shareholder vote on the deregistration will occur at the Annual Shareholders meeting to be held in late June or July.

American Bank, Inc. common stock last traded at $8.37 per share. American Capital Trust I Preferred Securities last traded at $9.00.

About American Bank
-------------------

American Bank offers a complete selection of banking services that includes checking, money market, savings, certificates of deposit, consumer and commercial loans, free personal online bill payment, credit cards and VISA check cards. Pcbanker.com delivers a full range of real-time Internet banking and discount brokerage services, while consistently offering some of the best loan and deposit rates in the United States. American Bank has been recognized as one of the top Internet banks in the country and has received the Bankrate.com(R) Top Tier award for consistently offering annual percentage yields (APYs) that were among the highest reported. American Bank is FDIC insured.

American Bank Online and pcbanker.com are registered trade marks for the Internet financial services provided by American Bank, a state-chartered, FDIC-insured, full-service financial institution serving customers throughout the United States. American Bank is a member of the Federal Reserve System.

Forward-Looking Statements
--------------------------

     Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company's business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

American Bank, Inc.
Selected Financial Information
(In thousands, except per share data)

                                                                          March 31,                    December 31,
                                                                          ---------                    ------------
                                                                     2007           2006                   2006
                                                                     ----           ----                   ----
                                                                          Unaudited
Selected Financial Condition Data:
----------------------------------
Total assets                                                       $  504,368    $  524,874             $  504,595
Loans receivable, net                                                 311,313       308,409                319,969
Allowance for loan losses                                               3,734         3,521                  3,734
Securities available for sale (at fair value)                         147,405       178,067                149,636
Securities held to maturity (at cost)                                  10,624        13,327                 11,709
Deposits                                                              384,551       382,998                368,995
Short-term debt                                                        11,440        27,920                 27,616
Long-term debt                                                         61,705        69,820                 61,734
Mandatory redeemable convertible debentures                            10,503        10,503                 10,503
Stockholders' equity                                                   34,583        31,824                 34,219

Book value per share                                               $     5.81    $     5.27             $     5.68

Shares outstanding                                                      5,990         6,839                  6,020

                                                                        For the Three
                                                                   Months Ended March 31,
                                                                   ----------------------
                                                                     2007           2006
                                                                     ----           ----
                                                                          Unaudited
Selected Operating Data:
------------------------
Total interest income                                            $   7,053        $   6,802
Total interest expense                                               4,719            4,189
                                                                -----------------------------
     Net interest income
                                                                     2,334            2,613
Provision for loan losses                                                -              128
                                                                ------------------------------
     Net interest income after provision for loan losses             2,334            2,485
                                                                ------------------------------
Fees and service charges                                                48               51
Net gains on available for sale securities                             194             (90)
Net realized gain on sale of mortgage loans                             16               10
Earnings from Bank-owned life insurance                                 86               87
Other income                                                            63               59
                                                                ------------------------------
     Total non-interest income                                         407              117
                                                                ------------------------------
     Total operating expense                                         1,649            1,539
                                                                ------------------------------
          Income before taxes on income                              1,092            1,063
Taxes on income                                                        333              325
                                                                --------------- --------------
     Net income                                                  $     759        $     738
                                                                =============== ==============
     Earnings per share-basic                                    $    0.13        $    0.11
                                                                =============== ==============
     Earnings per share-diluted                                  $    0.12        $    0.10
                                                                =============== ==============
Weighted average shares outstanding for earnings per share
calculation-basic                                                    5,977            6,839
                                                                =============== ==============
                  -diluted
                                                                     7,210            8,073
                                                                =============== ==============

American Bank, Inc.
Selected Financial Information

                                                                         For the Three
                                                                     Months Ended March 31,
                                                                     ----------------------
                                                                     2007           2006
                                                                     ----           ----
                                                                           Unaudited
Performance Ratios (1):
-----------------------
Return on assets (ratio of net income to average total assets)         0.60%          0.56%
Return on equity (ratio of net income to average equity)               8.80%          7.53%
Net interest margin (ratio of net interest income divided by
average earning assets)                                                1.93%          2.06%
Ratio of operating expense to average total assets                     1.31%          1.16%
Efficiency ratio (ratio of operating expenses divided by net
interest income plus non-interest income)                              0.16%         56.37%

Asset Quality Ratios:
---------------------
Non-performing assets to total assets at end of period                 0.01%          0.01%
Allowance for loan losses to non-performing loans                   5485.61%       8739.58%
Allowance for loan losses to loans receivable                          1.16%          1.13%

Regulatory Capital Ratios-Bank:
-------------------------------
Tier I to average assets                                               8.55%          7.82%
Tier I to risk weighted assets                                        11.87%         11.50%
Total capital to risk weighted assets                                 12.92%         12.50%

---------------------------------------------------------------
(1) Ratios for three month periods are annualized.